UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

February 12, 2015
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01	Entry into a Definitive Material Agreement.

On February 12, 2015, Micron Semiconductor Asia Pte. Ltd. (the “Borrower”), a wholly owned subsidiary of Micron Technology, Inc. (“Micron”), entered into a Facility Agreement with The Hongkong and Shanghai Banking Corporation Limited (“HSBC”), DBS Bank, Ltd. (“DBS”), ING Bank N.V. (“ING”) and Standard Chartered Bank (“SCB”), as mandated lead arrangers, Oversea-Chinese Banking Corporation Limited (“OCBC”), as an arranger, HSBC as facility agent, security agent and account bank, and HSBC, DBS, ING, SCB, OCBC, BNP Paribas, The Bank of Tokyo-Mitsubishi UFJ, Ltd., The Royal Bank of Scotland plc and United Overseas Bank Limited, as original lenders (the “Facility Agreement”).  The Facility Agreement provides the Borrower with a committed $750 million asset-based revolving credit facility (the “Credit Facility”).  The Facility Agreement also provides that, under certain circumstances (including the agreement of financial institutions in their sole discretion to provide additional commitments), the aggregate revolving credit commitments under the Facility Agreement may be increased at the Borrower’s request.  As of the date of the filing of this Current Report there are no borrowings outstanding under the Facility Agreement.

The obligations of the Borrower under the Facility Agreement are unconditionally guaranteed by Micron pursuant to a Guaranty entered into by Micron on February 12, 2015.

Proceeds of borrowings under the Facility Agreement may be used for general corporate purposes.  The Borrower’s obligations under the Facility Agreement are secured by all of the Borrower’s accounts receivables.

The Credit Facility matures on February 12, 2020 (the “Maturity Date”).  The Borrower may borrow, repay and reborrow funds under the Facility Agreement prior to the Maturity Date, subject to the borrowing base described below.  The Borrower must repay the outstanding principal amount of all borrowings under the Facility Agreement, together with all accrued but unpaid interest thereon, on the Maturity Date.  Availability of borrowings under the Credit Facility from time to time is subject to a borrowing base equal to 80% of the Borrower’s eligible accounts receivable.  The borrowing base is further reduced by required dilution reserves and may be further reduced by amounts in excess of obligor concentration limits.

Borrowings under the Credit Facility will bear interest at LIBOR plus an additional interest rate margin that is determined by the average availability of borrowings under the Credit Facility. The additional interest rate margin for borrowings ranges from 1.75% to 2.25% per annum, with the applicable margin varying depending upon the utilized portion of the Credit Facility.  In addition, the Borrower will pay a commitment fee on the undrawn commitments under the Credit Facility from time to time at a rate of 0.25% to 0.375%, with the applicable rate varying depending on the utilized portion of the Credit Facility.

The Facility Agreement contains representations and warranties, affirmative and negative covenants, and early amortization events and events of default that are customary for credit agreements of this type, including as funding conditions, the absence of any early amortization event, the absence of any default, and the absence of any event or circumstance that has a material adverse effect on the Borrower’s operations, assets, prospects, business or condition, and including negative covenants that limit or restrict the Borrower’s ability to create liens on, or dispose of, the collateral securing the obligations under the Facility Agreement.  The Facility Agreement does not contain financial covenants and does not contain any covenant restricting the payment of dividends or the making of other restricted payments by the Borrower or Micron.

Early amortization events under the Facility Agreement include, among others, the following (subject in certain cases to grace and cure periods):

  breaches of representations, warranties and covenants in the Facility Agreement and related transaction documents (other than breaches relating to payment defaults),

  Micron ceasing to own more than 50% of the equity of the Borrower,

  failure of any collateral documents or security documents or guarantee or indemnity to be in effect/enforceable, or to create fully perfected security with the ranking and priority which it is expressed to have, and breaches of requirements related to the collection account.

In the event an early amortization event is continuing, the facility agent and the security agent shall, if directed by the lenders holding a majority of the principal amount of commitments, (i) apply certain amounts of the secured accounts receivables towards amortization of amounts outstanding under the Credit Facility, and (ii) terminate the portion of the Credit Facility that has been amortized.

Events of default under the Facility Agreement include, among others, the following (subject in certain cases to grace and cure periods):

  nonpayment of principal, interest or any other amount due under the Credit Facility,

  occurrence of an early amortization event that has not resulted in the repayment of all of the Borrower’s obligations under the Facility Agreement within 120 days,

  acceleration of indebtedness of the Borrower in excess of $100 million, and certain events of bankruptcy and insolvency with respect to the Borrower or Micron.

If an event of default is continuing, the facility agent may, if directed by the lenders holding a majority of the principal amount of commitments, (i) terminate the obligations of the lenders to make loans, (ii) declare the obligations outstanding under the Credit Facility to be immediately due and payable and/or (iii) exercise legal and contractual rights and remedies.

The lenders under the Facility Agreement and their affiliates have engaged in, and may in the future engage in, other commercial dealings in the ordinary course of business with Micron, the Borrower or their affiliates, including the provision of investment banking, commercial banking and cash management services, foreign exchange hedging and equipment financing and leasing services.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	February 12, 2015	By:	/s/ D. Mark Durcan
		Name:	D. Mark Durcan
		Title:	Chief Executive Officer